Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS THIRD QUARTER 2022 RESULTS
GAAP Revenue Increases 4%; Underlying Revenue Rises 8%
Growth in GAAP Operating Income of 7% and Adjusted Operating Income of 12%
Third Quarter GAAP EPS Rises 3% to $1.08 and Adjusted EPS Increases 9% to $1.18
Nine Months GAAP EPS Rises 12% to $5.11 and Adjusted EPS Increases 12% to $5.38

NEW YORK, October 20, 2022 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the third quarter ended September 30, 2022.
Dan Glaser, President and CEO, said: "Marsh McLennan had another excellent quarter, demonstrating continued momentum across the business. We generated 8% underlying revenue growth and 110 basis points of adjusted operating margin expansion, which translated into solid 9% growth in adjusted EPS. Our advice and solutions remain in high demand as our clients navigate an uncertain and volatile macroeconomic and geopolitical landscape."
As previously announced, Dan Glaser will retire at the end of the year and John Doyle will succeed him as President and Chief Executive Officer, effective January 1, 2023. Mr. Glaser said, "It has been a privilege to work side by side with our talented colleagues, and I am proud of everything we have accomplished together. There is no one I trust more than John to lead our Company, and I am confident Marsh McLennan's extraordinary success will continue under his leadership."

Consolidated Results
Consolidated revenue in the third quarter of 2022 was $4.8 billion, an increase of 4% compared with the third quarter of 2021. On an underlying basis, revenue increased 8%. Operating income was $791 million, an increase of 7% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 12% to $851 million. Net income attributable to the Company was $546 million, or $1.08 per diluted share, compared with $1.05 in the third quarter of 2021. Adjusted earnings per share rose 9% to $1.18 per diluted share compared with $1.08 a year ago.
For the nine months ended September 30, 2022, consolidated revenue was $15.7 billion, an increase of 7% compared to the prior year period. On an underlying basis, revenue increased 9%. Operating income was $3.6 billion, an increase of 8% from a year ago. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 11% to $3.7 billion. Net income attributable to the Company was $2.6 billion, or $5.11 per diluted share, compared with $4.56 in the first nine months of 2021. Adjusted earnings per share rose 12% to $5.38 per diluted share compared with $4.82 for the first nine months of 2021.
Risk & Insurance Services
Risk & Insurance Services revenue was $2.8 billion in the third quarter of 2022, an increase of 6%, or 9% on an underlying basis. Operating income rose 32% to $529 million, and adjusted operating income was $562 million, an increase of 20% versus a year ago. For the first nine months ended September 30, 2022, revenue was $9.7 billion, an increase of 7%, or 10% on an underlying basis. Operating income rose 8% to $2.6 billion, and adjusted operating income was $2.8 billion, an increase of 13% versus a year ago.
Marsh's revenue in the third quarter was $2.5 billion, an increase of 8% on an underlying basis. In U.S./Canada, underlying revenue rose 5%. International operations produced underlying revenue growth of 11%, reflecting 15% growth in Latin America, 14% growth in Asia Pacific, and 9% growth in EMEA. For the first nine months ended September 30, 2022, Marsh's underlying revenue growth was 9%.
Guy Carpenter's revenue in the third quarter was $328 million, an increase of 7% on an underlying basis. For the first nine months ended September 30, 2022, Guy Carpenter's underlying revenue growth was 10%.

Consulting
Consulting revenue was $2.0 billion in the third quarter of 2022, an increase of 1%, or 8% on an underlying basis. Operating income decreased 14% to $350 million, while adjusted operating income increased 3% to $362 million. For the first nine months ended September 30, 2022, Consulting revenue was $6.0 billion, an increase of 6%, or 9% on an underlying basis. Operating income of $1.2 billion increased 10% and adjusted operating income increased 5% to $1.1 billion.
Mercer's revenue in the third quarter was $1.3 billion, an increase of 5% on an underlying basis. Career revenue of $272 million was up 15% on an underlying basis. Health revenue of $451 million increased 10% on an underlying basis, and Wealth revenue of $561 million decreased 1% on an underlying basis. For the first nine months ended September 30, 2022, Mercer's revenue was $4.0 billion, an increase of 6% on an underlying basis.
Oliver Wyman’s revenue in the third quarter was $667 million, an increase of 13% on an underlying basis. For the first nine months ended September 30, 2022, Oliver Wyman’s revenue was $2.0 billion, an increase of 15% on an underlying basis.
Other Items
The Company repurchased 3.1 million shares of stock for $500 million in the third quarter. Through nine months, the Company has repurchased 10.1 million shares of stock for $1.6 billion.
Conference Call
A conference call to discuss third quarter 2022 results will be held today at 8:30 a.m. Eastern time. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event. The webcast is listen-only. Those interested in participating in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 86,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from conflicts such as the war in Ukraine, slower GDP growth or recession, capital markets volatility and inflation;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity and data privacy regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•the impact of changes in tax laws, guidance and interpretations, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$4,770	$4,583	$15,698	$14,683
Expense:
Compensation and benefits	2,923	2,853	9,033	8,520
Other operating expenses	1,056	990	3,065	2,837
Operating expenses	3,979	3,843	12,098	11,357
Operating income	791	740	3,600	3,326
Other net benefit credits	57	69	178	211
Interest income	4	1	6	2
Interest expense	(118)	(107)	(342)	(335)
Investment (loss) income	(1)	13	27	43
Income before income taxes	733	716	3,469	3,247
Income tax expense	181	174	853	880
Net income before non-controlling interests	552	542	2,616	2,367
Less: Net income attributable to non-controlling interests	6	5	32	27
Net income attributable to the Company	$546	$537	$2,584	$2,340
Net income per share attributable to the Company:
- Basic	$1.10	$1.06	$5.16	$4.61
- Diluted	$1.08	$1.05	$5.11	$4.56
Average number of shares outstanding:
- Basic	498	506	501	508
- Diluted	503	513	506	513
Shares outstanding at September 30	497	505	497	505

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$2,470	$2,352	5%	(4)%	1%	8%
Guy Carpenter	328	314	4%	(3)%	—	7%
Subtotal	2,798	2,666	5%	(4)%	1%	8%
Fiduciary interest income	40	4
Total Risk and Insurance Services	2,838	2,670	6%	(4)%	1%	9%
Consulting
Mercer	1,284	1,315	(2)%	(6)%	(2)%	5%
Oliver Wyman Group	667	610	9%	(5)%	1%	13%
Total Consulting	1,951	1,925	1%	(6)%	(1)%	8%
Corporate Eliminations	(19)	(12)
Total Revenue	$4,770	$4,583	4%	(5)%	—	8%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$589	$600	(2)%	(11)%	(1)%	9%
Asia Pacific	312	281	11%	(9)%	7%	14%
Latin America	118	105	12%	(3)%	—	15%
Total International	1,019	986	3%	(9)%	2%	11%
U.S./Canada	1,451	1,366	6%	—	1%	5%
Total Marsh	$2,470	$2,352	5%	(4)%	1%	8%
Mercer:
Wealth	$561	$613	(9)%	(7)%	—	(1)%
Health	451	449	1%	(4)%	(5)%	10%
Career	272	253	8%	(7)%	—	15%
Total Mercer	$1,284	$1,315	(2)%	(6)%	(2)%	5%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$7,794	$7,327	6%	(3)%	—	9%
Guy Carpenter	1,849	1,697	9%	(2)%	1%	10%
Subtotal	9,643	9,024	7%	(3)%	1%	9%
Fiduciary interest income	57	12
Total Risk and Insurance Services	9,700	9,036	7%	(3)%	1%	10%
Consulting
Mercer	4,016	3,877	4%	(4)%	2%	6%
Oliver Wyman Group	2,029	1,813	12%	(4)%	1%	15%
Total Consulting	6,045	5,690	6%	(4)%	1%	9%
Corporate Eliminations	(47)	(43)
Total Revenue	$15,698	$14,683	7%	(3)%	1%	9%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$2,176	$2,233	(3)%	(7)%	(4)%	8%
Asia Pacific	1,015	902	13%	(7)%	6%	14%
Latin America	340	298	14%	(1)%	—	15%
Total International	3,531	3,433	3%	(6)%	(1)%	10%
U.S./Canada	4,263	3,894	9%	—	1%	8%
Total Marsh	$7,794	$7,327	6%	(3)%	—	9%
Mercer:
Wealth	$1,775	$1,861	(5)%	(5)%	—	1%
Health	1,562	1,398	12%	(3)%	5%	10%
Career	679	618	10%	(5)%	—	15%
Total Mercer	$4,016	$3,877	4%	(4)%	2%	6%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G in accordance with the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three and nine months ended September 30, 2022 and 2021. The following tables also present adjusted operating margin. For the three and nine months ended September 30, 2022 and 2021, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2022
Operating income (loss)	$529	$350	$(88)	$791
Operating margin	18.7%	17.9%	N/A	16.6%
Add (deduct) impact of noteworthy items:
Restructuring (a)	18	5	15	38
Changes in contingent consideration (b)	11	—	—	11
JLT acquisition-related costs (c)	4	—	—	4
Other	—	7	—	7
Operating income adjustments	33	12	15	60
Adjusted operating income (loss)	$562	$362	$(73)	$851
Total identified intangible amortization expense	$74	$10	$—	$84
Adjusted operating margin	22.4%	19.1%	N/A	19.6%

Three Months Ended September 30, 2021
Operating income (loss)	$403	$404	$(67)	$740
Operating margin	15.1%	21.0%	N/A	16.1%
Add (deduct) impact of noteworthy items:
Restructuring (a)	18	9	4	31
Changes in contingent consideration (b)	17	1	—	18
JLT acquisition-related costs (c)	10	—	1	11
JLT legacy legal charges (d)	—	(63)	—	(63)
Legal claims and other (e)	21	(1)	2	22
Operating income adjustments	66	(54)	7	19
Adjusted operating income (loss)	$469	$350	$(60)	$759
Total identified intangible amortization expense	$75	$14	$—	$89
Adjusted operating margin	20.4%	18.9%	N/A	18.5%

(a)Restructuring activities reflect costs primarily related to the Company's global information technology and HR functions, JLT integration costs, Marsh operational excellence and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b)Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c)Includes retention costs related to the acquisition of JLT.
(d)Reflects a reduction in the liability for a legacy JLT E&O relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K., as well as recoveries under indemnities and insurance.
(e)Primarily reflects settlement charges and legal costs related to strategic recruiting.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2022
Operating income (loss)	$2,617	$1,217	$(234)	$3,600
Operating margin	27.0%	20.1%	N/A	22.9%
Add (deduct) impact of noteworthy items:
Restructuring (a)	44	16	36	96
Changes in contingent consideration (b)	33	5	—	38
JLT acquisition-related costs (c)	24	1	3	28
JLT legacy legal charges (d)	14	(11)	—	3
Disposal of businesses (e)	—	(114)	—	(114)
Deconsolidation of Russian businesses and other related charges (f)	42	10	—	52
Legal claims and other (g)	30	9	—	39
Operating income adjustments	187	(84)	39	142
Adjusted operating income (loss)	$2,804	$1,133	$(195)	$3,742
Total identified intangible amortization expense	$223	$35	$—	$258
Adjusted operating margin	31.1%	19.6%	N/A	25.6%

Nine Months Ended September 30, 2021
Operating income (loss)	$2,413	$1,109	$(196)	$3,326
Operating margin	26.7%	19.5%	N/A	22.7%
Add (deduct) impact of noteworthy items:
Restructuring (a)	50	29	17	96
Changes in contingent consideration (b)	18	(4)	(3)	11
JLT acquisition-related costs (c)	32	2	1	35
JLT legacy legal charges (d)	—	(63)	—	(63)
Disposal of businesses (e)	(52)	3	—	(49)
Legal claims and other (g)	27	—	2	29
Operating income adjustments	75	(33)	17	59
Adjusted operating income (loss)	$2,488	$1,076	$(179)	$3,385
Total identified intangible amortization expense	$236	$42	$—	$278
Adjusted operating margin	30.3%	19.6%	N/A	25.0%

(a)Restructuring activities reflect costs primarily related to the Company's global information technology and HR functions, JLT integration costs, Marsh operational excellence and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b)Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c)Includes retention costs related to the acquisition of JLT.
(d)Reflects charges and recoveries related to legacy JLT legal matters. 2021 reflects a reduction in the liability for a legacy JLT E&O relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K., as well as recoveries under indemnities and insurance.
(e)Reflects primarily a gain of $112 million during the second quarter of 2022 on the sale of the Mercer U.S. affinity business. In 2021, the amount reflects a gain of $49 million primarily related to the sale of the U.K. commercial networks business. These amounts are included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue in the calculation of adjusted operating margin.
(f)Loss on deconsolidation of Russian businesses and other related charges. The loss on deconsolidation of $39 million is included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue used in the calculation of adjusted operating margin.
(g)Primarily reflects settlement charges and legal costs related to strategic recruiting.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Nine Months Ended September 30
(In millions, except per share data)
(Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by the average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$552			$542
Less: Non-controlling interest, net of tax		6			5
Subtotal		$546	$1.08		$537	$1.05
Operating income adjustments	$60			$19
Investments adjustment (a)	4			(1)
Pension settlement adjustment (b)	—			2
Income tax effect of adjustments (c)	(16)			(10)
Impact of U.K. tax rate change (d)	—			5
		48	0.10		15	0.03
Adjusted income, net of tax		$594	$1.18		$552	$1.08

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$2,616			$2,367
Less: Non-controlling interest, net of tax		32			27
Subtotal		$2,584	$5.11		$2,340	$4.56
Operating income adjustments	$142			$59
Investments adjustment (a)	(4)			(2)
Pension settlement adjustment (b)	1			2
Income tax effect of adjustments (c)	(1)			(31)
Impact of U.K. tax rate change (d)	—			105
		138	0.27		133	0.26
Adjusted income, net of tax		$2,722	$5.38		$2,473	$4.82

(a) In the third quarter of 2022, amount represents a net loss from the sale of investments, including the Company's remaining investment in Alexander Forbes ("AF"). Amounts for the other periods presented reflect mark to market gains.

(b) Charges resulting from lump sum pension settlements elected by participants.
(c) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.
(d) Reflects the re-measurement of the Company's U.K. deferred tax assets and liabilities upon enactment of legislation that increased the corporate income tax rate applicable to U.K. based entities from 19% to 25%, effective April 1, 2023.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Nine Months Ended September 30
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Consolidated
Compensation and benefits	$2,923	$2,853	$9,033	$8,520
Other operating expenses	1,056	990	3,065	2,837
Total expenses	$3,979	$3,843	$12,098	$11,357

Depreciation and amortization expense	$85	$90	$259	$291
Identified intangible amortization expense	84	89	258	278
Total	$169	$179	$517	$569

Risk and Insurance Services
Compensation and benefits	$1,688	$1,634	$5,239	$4,876
Other operating expenses	621	633	1,844	1,747
Total expenses	$2,309	$2,267	$7,083	$6,623

Depreciation and amortization expense	$40	$44	$123	$152
Identified intangible amortization expense	74	75	223	236
Total	$114	$119	$346	$388

Consulting
Compensation and benefits	$1,107	$1,103	$3,416	$3,287
Other operating expenses	494	418	1,412	1,294
Total expenses	$1,601	$1,521	$4,828	$4,581

Depreciation and amortization expense	$26	$29	$79	$87
Identified intangible amortization expense	10	14	35	42
Total	$36	$43	$114	$129

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$802	$1,752
Net receivables	5,819	5,586
Other current assets	953	926
Total current assets	7,574	8,264

Goodwill and intangible assets	17,979	19,127
Fixed assets, net	865	847
Pension related assets	2,074	2,270
Right of use assets	1,615	1,868
Deferred tax assets	533	551
Other assets	1,383	1,461
TOTAL ASSETS	$32,023	$34,388

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$967	$17
Accounts payable and accrued liabilities	2,903	3,165
Accrued compensation and employee benefits	2,396	2,942
Current lease liabilities	298	332
Accrued income taxes	432	198
Dividends payable	296	—
Total current liabilities	7,292	6,654

Fiduciary liabilities	10,608	9,622
Less - cash and cash equivalents held in a fiduciary capacity	(10,608)	(9,622)
	—	—
Long-term debt	10,399	10,933
Pension, post-retirement and post-employment benefits	1,309	1,632
Long-term lease liabilities	1,620	1,880
Liabilities for errors and omissions	331	355
Other liabilities	1,281	1,712

Total equity	9,791	11,222
TOTAL LIABILITIES AND EQUITY	$32,023	$34,388

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Operating cash flows:
Net income before non-controlling interests	$2,616	$2,367
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	517	569
Non-cash lease expense	223	241
Deconsolidation of Russian businesses	39	—
Share-based compensation expense	283	263
Net gain on investments, disposition of assets and other	(139)	(96)

Changes in assets and liabilities:
Accrued compensation and employee benefits	(451)	(20)
Provision for taxes, net of payments and refunds	156	196
Net receivables	(745)	(604)
Other changes to assets and liabilities	14	(298)
Contributions to pension and other benefit plans in excess of current year credit	(306)	(282)
Operating lease liabilities	(244)	(262)
Net cash provided by operations	1,963	2,074
Financing cash flows:
Purchase of treasury shares	(1,600)	(734)
Net proceeds from issuance of commercial paper	600	—
Repayments of debt	(14)	(512)
Net issuance of common stock from treasury shares	(105)	16
Net distributions of non-controlling interests and deferred/contingent consideration	(161)	(66)
Dividends paid	(840)	(750)
Increase in fiduciary liabilities	2,148	1,919
Net cash provided by (used for) financing activities	28	(127)
Investing cash flows:
Capital expenditures	(367)	(268)
Purchases of long term investments and other	(5)	(34)
Sales of long term investments	84	30
Dispositions	138	84
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(213)	(384)
Net cash used for investing activities	(363)	(572)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(1,592)	(243)
Increase in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	36	1,132
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	11,374	10,674
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$11,410	$11,806

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Nine Months Ended September 30,	2022	2021
(In millions)
Cash and cash equivalents	$802	$1,398
Cash and cash equivalents held in a fiduciary capacity	10,608	10,408
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$11,410	$11,806